Exhibit 107

Calculation of Filing Fee Tables

Form S-8

CARA THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(1)	Amount Registered(2)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(h)	1,634,421	(3)	$0.88	(1)	$1,438,290.48	0.00014760	$212.29
	Total Offering Amounts						$1,438,290.48		$212.29
	Total Fee Offsets								–
	Net Fee Due								$212.29

(1) Estimated pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on February 29, 2024.

(2) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(3) Represents additional shares of the Registrant’s common stock reserved for issuance under the Registrant’s 2014 Equity Incentive Plan resulting from the automatic annual increase on January 1 of each year from January 1, 2015 through January 1, 2024 by the lesser of (a) 3% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year and (b) a number of shares determined by the Registrant’s board of directors.